EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
TOLL BROTHERS, INC.

DATED AS OF JUNE 18, 2010

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

Toll Brothers, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Second Restated Certificate of Incorporation of the Company, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors created and authorized the issuance of a series of 60,000 shares of preferred stock, par value $0.01 per share, designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) in accordance with the provisions of the Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock (the “Series B Certificate of Designation”), as filed with the Delaware Secretary of State on June 18, 2009.

SECOND: None of the designated shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designation.

THIRD: At a duly convened meeting of the Board of Directors on June 16, 2010, the Board of Directors duly adopted the following resolutions approving the proposed elimination of the Series B Preferred Stock as follows:

RESOLVED, that none of the designated shares of the Series B Preferred Stock are outstanding and that none shall be issued pursuant to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 18, 2009.

RESOLVED, that, upon the expiration of the Section 382 Rights Plan, any one or more of the Executive Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary of the Company (the “Designated Officers”) and any other officers of the Company designated by any of the Designated Officers are, and each of them acting singly hereby is, authorized and directed, jointly and severally, in the name and on behalf of this Company, to prepare, execute personally or by attorney-in fact, deliver to and file with to the Secretary of State of the State of Delaware, a Certificate of Elimination of the Series B Preferred Stock in order to effect the elimination of the Series B Preferred Stock.

RESOLVED, that the Designated Officers and any other officers of the Company designated by any of the Designated Officers are, and each of them acting singly hereby is, authorized and directed, jointly and severally, in the name and on behalf of this Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of each and all of the foregoing resolutions.

RESOLVED, that any actions taken by any officer of the Company on or prior to the date of the foregoing resolutions adopted at this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved as the act and deed of the Company.

FOURTH: The “Section 382 Rights Plan” is defined herein as the Section 382 Rights Agreement entered into between the Company and the American Stock Transfer & Trust Company, LLC on June 17, 2010.

FIFTH: In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Company’s Second Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series B Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Toll Brothers, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

TOLL BROTHERS, INC.

By: /s/ Douglas C. Yearley, Jr.
Name: Douglas C. Yearley, Jr.
Title: Chief Executive Officer